Exhibit 21
to
Form 10-K
of
Protective Life Corporation
for
Fiscal Year
Ended December 31, 2001

The	following wholly-owned subsidiary of Protective Life Corporation is organized under the laws of the State of Tennessee and does business under its corporate name:

Protective Life Insurance Company

The	following wholly-owned subsidiary of Protective Life Insurance Company is incorporated under the laws of the State of California and does business under its corporate name:

West Coast Life Insurance Company